Exhibit 99.3

FORM OF NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

USA TECHNOLOGIES, INC.

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to [           ] Shares of Common Stock and Warrants to Purchase [       ] Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for
Such Shares and Warrants at $[      ] per Share

Enclosed for your consideration is a prospectus, dated [                ], 2009 (the “Prospectus”), relating to the offering by USA Technologies, Inc., a Pennsylvania corporation (the “Company”), of subscription rights (the “Rights”) to stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [              ], 2009 (the “Record Date”), as well as two participating warrant holders of the Company to purchase shares of the Company’s common stock, no par value (“Common Stock”) and warrants to purchase shares of Common Stock at $[   ] per share for a period of two years following January 1, 2010 (“Warrants”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to [            ] shares of Common Stock and Warrants to purchase up to [         ] shares of Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                        ], 2009 and ends at 5:00 p.m., New York City time, on [             ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently traded on the NASDAQ Global Market under the symbol “USAT”. The Rights are transferable and will be listed for trading on the NASDAQ Global Market under the symbol “USATR” during the course of this offering. The Warrants are also transferable and will be listed for trading under the symbol “USATW” commencing upon issuance and through December 31, 2011.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of Common Stock owned on the Record Date.

Each Right entitles the holder (the “Rights Holders”) to purchase one share of Common Stock and a Warrant to purchase one share of Common Stock at the subscription price of $[    ] per share (the “Basic Subscription Right”).

Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional shares of Common Stock and Warrants that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Right” and, together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Common Stock and Warrants for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any Rights). If sufficient remaining shares of Common Stock and Warrants are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock and Warrants pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock and Warrants will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares and Warrants; no fractional shares of Common Stock or Warrants will be issued in the Rights Offering.

The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1. Prospectus, dated [                  ], 2009;

2. Subscription Certificate;

3. Notice of Guaranteed Delivery;

4. Instructions As to Use of Subscription Rights Certificates; and

5. A return envelope, addressed to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Rights, you should properly complete and sign the Subscription Certificate and forward it, with payment of the subscription price in full for each share of Common Stock and Warrant subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885.